                                                Sub-Item 77I

TERMS OF NEW OR AMENDED SECURITIES

DREYFUS APPRECIATION FUND, INC.

Registration No. 811-3081

At a meeting held on May 7, 2013, the Board of Directors of Dreyfus Appreciation Fund. Inc. (the "Registrant") authorized the issuance of Class Y shares and reclassified the existing shares as Investor shares, descriptions of which appear in the following documents and document sections, which are incorporated herein by reference:

1. The sections of the Registrant's prospectus under the headings "Fund Summary–Fees and Expenses," "Fund Summary–Performance," "Fund Summary–Purchase and Sale of Fund Shares,"  "Shareholder Guide–Buying and Selling Shares" and "Shareholder Guide–Services for Fund Investors," and the Registrant's statement of additional information under the headings "How to Buy Shares," "How to Redeem Shares," "Shareholder Services," "Distribution Plans, Service Plans  and Shareholder Services Plans," "Additional Information About How to Buy Shares," "Additional Information About How to Redeem Shares" and "Additional Information About Shareholder Services" included in Post-Effective Amendment No. 52 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on June 20, 2013 ("Amendment No. 52"), effective as of July 1, 2013.

2.  The Registrant's Articles Supplementary and Articles of Amendment, filed as Exhibit (a)(3) to Amendment No. 52.

3.  The Registrant's Rule 18f-3 Plan, filed as Exhibit (n) to Amendment No. 52.